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SKYE BIOSCIENCE, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

I.Policy Statement
It is the policy of Skye Bioscience, Inc. (together with its subsidiaries, the “Company”) to conduct its affairs in accordance with all applicable laws, rules, and regulations of the countries in which it does business. This Code of Business Conduct and Ethics (this “Code”) applies to the Company’s employees, officers, and directors (collectively, the “Company Personnel”). This Code also applies to certain independent contractors, consultants, and advisors who work at the Company’s facilities or on the Company’s behalf, in which case those persons will be notified and provided with a copy of this Code. Such persons will be deemed Company Personnel for purposes of this Code.
This Code is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;
•compliance with applicable governmental laws, rules, and regulations;
•ethical, transparent, and appropriate interactions with healthcare providers, patients, and other third parties and appropriate communication with third parties about Company products and the diseases and medical conditions for which they are being studied or are approved to treat;
•the protection of the Company’s assets, including corporate opportunities and confidential information;
•fair dealing practices;
•the prompt reporting to the appropriate person or persons of violations or alleged violations of this Code; and
•accountability for adherence to this Code.
The Company has established standards for behavior that affect the Company, and Company Personnel must comply with those standards. The Company promotes ethical behavior and encourages Company Personnel to talk to supervisors, managers, the General Counsel or Chief Financial Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.
This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Company Personnel. Specific policies and procedures of the Company provide details pertinent to many of the provisions of this Code. Company Personnel are required to be familiar with, and to act in accordance with, this Code, the Company’s Employee Handbook, and the Company’s other policies and procedures, as may be adopted from time to time. Where the proper course of action is unclear, do not hesitate to use the resources available whenever it is necessary to seek clarification.

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II.Compliance and Reporting
A.Compliance
Any Company Personnel who violate the provisions of this Code may be subject to disciplinary action, up to and including termination or removal from office. The Company will not tolerate the violation of laws and regulations applicable to its business and underlying this Code. Such violations by Company Personnel will be dealt with swiftly and may require the Company to refer such violation(s) for criminal prosecution or civil action.
B.Reporting Procedures and Other Inquiries
Questions regarding this Code or the Company’s policies and procedures may be directed to managers or supervisors, the General Counsel or the Chief Financial Officer. The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Committee”) shall identify an appropriate individual in the event these functions are unable to perform the compliance functions covered in this Code. Managers and supervisors shall provide timely advice and guidance to Company Personnel on ethics and compliance concerns and are expected to take a leadership role in promoting ethical business conduct.
Any Company Personnel having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code involving directors, executive officers, or the General Counsel are expected to promptly report the matter to the General Counsel (or to the Company’s Chief Executive Officer (the “CEO”) if the matter involves the General Counsel) who will promptly share the facts about the actual or possible violation of the provisions of this Code with the Chairman of the Committee (or to the other members of the Committee if the matter involves the Chairman of the Committee). Any Company Personnel having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code involving anyone other than a director, executive officer, or the General Counsel are expected to promptly report the matter to their immediate supervisor, or a member of management of the Company or Human Resources Department, which report will then be promptly shared with the General Counsel and the Chief Financial Officer.
In addition, Company Personnel may submit reports of actual or possible violations of the provisions of this Code, and concerns and information regarding this Code, through the following options, which may be submitted on an anonymous basis:

•Telephone:
    English speaking USA and Canada: 844-280-0005
    Spanish speaking USA and Canada: 800-216-1288
    Spanish speaking Mexico: 01-800-681-5340
    French speaking Canada: 855-725-0002
•Website: https://www.lighthouse-services.com/skyebioscience
•E-mail: reports@lighthouse-services.com (must include company name with report

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When submitting a report, Company Personnel are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will greatly assist the Company in effectively investigating complaints. This is particularly important where a person submits a report on an anonymous basis.
The Company supports, and has taken efforts to foster, a “speak up” culture and is providing anonymous reporting procedures so that Company Personnel may disclose genuine concerns without feeling threatened. The Company prohibits any retaliation or retribution against any Company Personnel who in good faith submits a report under this Code. The Company will keep confidential to the extent permissible under applicable law, and consistent with an effective investigation, all communications with a reporting individual relating to the individual’s report.
All reports of an alleged prohibited action made under this Code in good faith will be taken seriously. After receiving a report of an actual or possible violation of the provisions of this Code, the Committee (if the report involves directors, executive officers, or the General Counsel) or the General Counsel (if the report involves anyone other than a director, executive officer, or the General Counsel) must promptly take all appropriate actions necessary to investigate. Company Personnel are expected to cooperate in any such investigation.
If, after investigating a report of an alleged prohibited action by a director, executive officer, or the General Counsel, the Committee determines that a violation of this Code has occurred, the Committee will report such determination to the full Board of Directors. Upon receipt of a determination that there has been a violation of this Code, the Board of Directors (with respect to directors, executive officers, or the General Counsel) or the General Counsel (with respect to anyone other than a director, executive officer, or the General Counsel) will take such preventative or disciplinary action deemed appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.
Company Personnel who file reports or provide evidence that they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this Code and may be subject to corrective action, up to and including immediate termination or removal from office.
For the avoidance of doubt, nothing in this Code is to be interpreted or applied in any way that prohibits, restricts or interferes with any Company Personnel’s (a) exercise of rights provided under, or participation in, “whistleblower” programs of the SEC or any other applicable regulatory agency or governmental entity (each, a “Government Body”), or (b) good faith reporting of possible violations of applicable law to any Government Body, including cooperating with a Government Body in any governmental investigation regarding possible violations of applicable law.
III.Waivers; Amendments; Interpretation
Each of the Committee (in the case of a violation of this Code by a director, executive officer, or the General Counsel) and the General Counsel (in the case of a violation of this Code by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed as and to the extent required by SEC and Nasdaq rules.
Other than technical, administrative, or other non-substantive amendments, changes in this Code may only be made by the Board of Directors and must be promptly disclosed as and to the extent required by SEC rules. In some situations, it may not be clear whether a provision of this Code is

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intended to apply to particular conduct. In such situations, the Committee has full power and authority to interpret the Code in a manner that its members believe reflects the intent of the Board of Directors, and no determination that this Code was not intended to apply to such conduct shall be deemed to be a waiver of this Code’s prohibitions.
IV.Conflicts of Interest
A conflict of interest arises when an individual’s personal or outside business interests (or the interests of a member of their family) interferes, or even appears to interfere, with their ability to act or make decisions in the best interests of the Company. Company Personnel must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal considerations or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.
Company Personnel other than directors and executive officers who have questions about potential conflicts of interest or who become aware of an actual or potential conflict of interest should discuss the matter with their supervisor or a member of the Human Resources Department. A supervisor or a member of the Human Resources Department may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the General Counsel (or the CFO if the actual or potential conflict of interest matter concerns the General Counsel) with a written description of the activity and seeking the General Counsel’s (or CFO’s, if applicable) written approval. Company Personnel must disclose potential conflicts of interest involving their spouse, siblings, parents, in-laws, children and other family members or members of their household (related party transactions). The General Counsel (or CFO, if applicable) shall review and approve or disapprove of the related party transaction. In doing so, the General Counsel (or CFO, if applicable) shall review the material facts and will take into account, among other factors, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction.
Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee of the Board of Directors, in accordance with the Company’s Related Party Transactions Policy.
V.Business Relationships and Fair Dealing
The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Company Personnel must deal fairly with the Company’s customers, suppliers, competitors, employees, and anyone else with whom they have contact in the course of performing their job and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.
VI.Fair Competition
Fair competition laws, including U.S. antitrust rules and regulations, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. Company Personnel may not enter into agreements or discussions with competitors that have the effect of fixing

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or controlling prices, dividing, and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust rules and regulations also apply to imports and exports.
VII.Interactions With Healthcare Professionals
The Company interacts with healthcare professionals (“HCPs”) on a regular basis. All interactions with HCPs are intended to benefit patients and to enhance the practice of medicine. This can include advancing medical research, enhancing medical knowledge, or gathering necessary feedback about the Company’s products. The Company never provides gifts or entertainment to HCPs, and it does not provide anything of value, to induce or reward favorable decisions about its products.
The Company occasionally contracts with HCPs to provide services to the Company, but only when the Company has a legitimate business need for the services. These contracts for service are never a disguised way of inducing HCPs to prescribe, purchase, or recommend the Company’s products or of rewarding them for doing so. Compensation for HCPs’ services is always consistent with the fair market value of the services provided.
VIII.Gifts, Gratuities, Entertainment and Other Considerations
Use of Company funds or other Company property for illegal, unethical, or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers. Gifts and entertainment may not be provided to HCPs.
A.Loans
Employees may not accept loans from any person or entities having or seeking business with the Company. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Executive officers and directors (or their family members) may not receive loans from the Company, nor may the Company arrange for any such loan.
B.Bribes and Kickbacks
The use of Company funds, facilities, or property for any illegal or unethical purpose is strictly prohibited.
•Company Personnel are not permitted to offer, authorize, give, or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company.
•Company Personnel may not solicit or accept a kickback or bribe, in any form, for any reason. Items of value that may be construed as a bribe or improper payment may include money, promises of goods or services, gratuities, commissions, or fees that are disproportionate to the services provided, lavish or excessive entertainment, hospitality, or gifts, and charitable or political contributions.
•No gift or entertainment should ever be offered, given, provided, or accepted by any Company Personnel or their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is reasonable in value, (4) cannot

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be construed as a bribe or payoff, and (5) does not violate any laws, regulations, or applicable policies of the other party’s organization. Company Personnel should seek guidance in accordance with this Code if they are not certain whether any gifts or proposed gifts are appropriate.
•In addition to these expectations with respect to all dealings on behalf of the Company, Company Personnel must never offer, pay, or provide, directly or indirectly, anything of value to a third-party as an inducement to prescribe, purchase, or recommend a Company product or as a reward for having done so.
•The Company cannot undertake through a third-party intermediary any act that the Company itself is not permitted to do.
IX.Doing Business Internationally
The Company is committed to the highest business conduct standards wherever it operates. The Company observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to Company Personnel doing business in the worldwide marketplace, the following guidelines always apply:
•Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.
•Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice. You may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party, or candidate, or to induce such official, party, or candidate to use their influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency. Company Personnel must conduct all dealings on behalf of the Company in compliance with applicable laws and regulations, including without limitation the federal Anti-Kickback Statute, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and applicable state and international anti-bribery and anti-kickback statutes.
•Do not cooperate with illegal boycotts.
•Observe all licensing requirements and the requirements of applicable import and export control laws.
The laws governing the Company’s business in foreign countries are extensive and complex and may be different from those in the United States. Company Personnel should ensure that they are familiar with the Company’s policies and procedures for conducting business outside of the United States. Any questions regarding conducting business in foreign countries should be directed to the General Counsel.
X.Data Privacy & Use of Protected Health Information

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The Company is committed to complying with the evolving standards governing data privacy and it is the Company’s policy to appropriately protect the confidentiality of personally identifiable data as well as protected health information and only use this data to the limited extent needed for its business. The Company appropriately limits access to this data, and always endeavors to comply with applicable laws and regulations. Questions about data privacy or how to handle protected health information or personal financial information should be directed to the General Counsel.

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XI.Political Contributions and Lobbying
No political contributions are to be made using the Company’s funds or assets to any political party, political campaign, political candidate, or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized. In addition, Company Personnel may not make a political contribution on behalf of the Company, or with the appearance that such contribution is being made on behalf of the Company, unless expressly authorized. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services, or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.
Company Personnel must obtain approval of the General Counsel to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.
XII.Accuracy of Reports, Records and Accounts
Company Personnel are responsible for the accuracy of their records, time sheets, and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of accounts of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s document retention policy is strictly prohibited.
Company Personnel must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with the Company’s policies. Company Personnel must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans, or other financial arrangements for any purpose relating to the Company. Company Personnel are also responsible for accurately reporting time worked.
No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in such documentation. Company Personnel must comply with generally accepted accounting principles, the Company’s internal controls, and the Company’s policies and procedures governing retention, storage, retrieval and handling of the Company’s documents and records.
XIII.Litigation and Government Investigations
Company Personnel must promptly notify the General Counsel of any potential litigation with any other party, or government investigation or inquiries from government agencies concerning the Company. Company Personnel may not destroy any records, books of account, or other documents relating to the Company except in accordance with the Company’s document retention policy. Company Personnel that are aware of litigation or potential litigation with a third party or a government investigation or inquiry, may not destroy or delete any records, books of account, or other documents relating to the Company

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unless advised by the General Counsel that they may continue to follow the Company’s normal document retention policy.

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Company Personnel must not obstruct the collection of information, data, or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. Company Personnel must not lie to government investigators or make misleading statements in any investigation relating to the Company. Company Personnel must not attempt to cause other Company Personnel to fail to provide accurate information to government investigators.
XIV.Insider Trading
Company Personnel who have access to material non-public information are not permitted to use such information for their personal benefit or the benefit of others or share that information for stock trading purposes or for any other purpose, except to conduct the Company’s business.
Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell, or hold a security or vote a particular way on a matter up for a vote. Inside information often relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. To the extent material and nonpublic, inside information also includes changes in strategy, a proposed merger, acquisition or tender offer, new products or services, regulatory filing status, contract awards, and clinical trial information and results. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.
Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades while in possession of material, non-public information, or who “tips” information for others to trade violates this Code and the law.
Trading or helping others trade while aware of inside information has potential serious legal consequences, even if the insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.
For more information, please refer to the Company’s Insider Trading Policy.
XV.Confidentiality
One of the Company’s most important assets is its confidential information. Company Personnel may learn of information about the Company that is confidential and proprietary. Company Personnel who have received or have access to confidential information must keep this information confidential, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as business plans, scientific and technical strategies, financial information, information related to the Company’s research, clinical trials and results, inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, licenses, suppliers, manufacturers, customers, market data, personnel data, personally identifiable information pertaining to the Company’s employees, customers, or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to the

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Company by its customers, suppliers and partners. This information may be protected by patent, trademark, copyright, and trade secret laws.

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In addition, because the Company interacts with other companies and organizations, there may be times when Company Personnel learn confidential information about other companies. Company Personnel must treat this information in the same manner as they are required to treat the Company’s confidential and proprietary information. There may even be times when Company Personnel must treat as confidential the fact that the Company has an interest in, or is involved with, another company.
Company Personnel must keep confidential and proprietary information about the Company, or any other company, learned in the course of employment or involvement with the Company confidential unless and until that information is released to the public through approved channels (usually through a press release or an SEC filing). In addition, Company Personnel must refrain from discussing confidential or proprietary information with other Company Personnel, unless they have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.
Company Personnel must take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning the Company’s business, information, or prospects on the Internet is prohibited. Company Personnel may not discuss the Company’s business, information, or prospects on any social media platform, regardless of whether they use their own name or a pseudonym, without prior authorization from the CEO or CFO. Social media broadly includes online platforms that facilitate activities such as professional or social networking, posting commentary or opinions and sharing pictures, audio, video, or other content such as personal websites and all types of online communities (e.g., Facebook, LinkedIn, Yelp, YouTube, X, Instagram, blogs, message boards, and chat rooms). Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas in and around the Company’s place of business. All Company emails, voicemails, and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company except where required for legitimate business purposes.
XVI.Protection and Proper Use of Company Assets
All Company Personnel are expected to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. The Company’s property, such as office supplies, computer equipment, and offices, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Company Personnel may not, however, use the Company’s corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.
Company Personnel may not, while acting on behalf of the Company or while using the Company’s computing or communications equipment or facilities, either:
•access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or
•commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) or material of objectionable content

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in violation of applicable law, trafficking in contraband of any kind, or any kind of espionage.

If Company Personnel receive authorization to access another entity’s internal computer system or other resource, they must make a permanent record of that authorization so that it may be retrieved for future reference, and Company Personnel may not exceed the scope of that authorization. Unsolicited bulk email is regulated by law in a number of jurisdictions. If Company Personnel intend to send unsolicited bulk email to persons outside of the Company, either while acting on the Company’s behalf or using its computing or communications equipment or facilities, they must contact their supervisor or the General Counsel for prior approval.
All data residing on or transmitted through the Company’s computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention, and review by the Company, with or without Company Personnel’s or third party’s knowledge, consent, or approval, in accordance with applicable law. Any misuse or suspected misuse of the Company’s assets must be immediately reported to the General Counsel.
The obligation of Company Personnel to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, and any unpublished financial data and reports.
Unauthorized use or distribution of this information is a violation of Company policy. It could also be illegal and result in civil or criminal penalties.
Company Personnel are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of corporate property, information, or position without approval. Without approval, Company Personnel may not use the Company’s property or information, or their position with the Company, for improper personal gain. Company Personnel may not compete with the Company, directly or indirectly, except with the prior written permission of the General Counsel.
XVII.Media/Public Discussion
It is the Company’s policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Company’s Chief Executive Officer (“CEO”) or CFO, or communications personnel as designated by the CEO or CFO. The Company has designated the CEO and CFO as the Company’s official spokespersons for financial matters and scientific, clinical, technical, and other related information. Unless a specific exception has been made by the CEO , he or she is the only person who may communicate with the press on behalf of the Company. Company Personnel may not provide any information to the media about the Company off the record, for background, confidentially, or secretly.
XVIII.Environmental
All Company Personnel must fully comply with all applicable laws relating to the protection of the environment in the conduct of the Company’s business. Company Personnel must use, store, and dispose of all hazardous materials properly and in accordance with applicable regulations. Company

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Personnel must report, in accordance with Company policies, all circumstances under which hazardous materials or waste come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

XIX.Public Reporting
Full, fair, accurate, timely, and understandable disclosure must be made in the reports and other documents that the Company files with, or submits to, the SEC and in its other public communications. Such disclosure is critical to ensure that the Company maintains its good reputation, complies with its obligations under the securities laws and meets the expectations of its stockholders.
Persons responsible for the preparation of such documents and reports and other public communications must exercise the highest standard of care in accordance with the following guidelines:
•all accounting records, and the reports produced from such records, must comply with all applicable laws;
•all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;
•all accounting records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues, and expenses;
•accounting records must not contain any false or intentionally misleading entries;
•transactions must not be intentionally misclassified as to accounts, departments, or accounting periods;
•all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;
•no information may be concealed from the internal auditors or the independent auditors; and

•compliance with the Company’s internal controls over financial reporting and disclosure controls and procedures is required.
This Code is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.
This Code is intended to clarify Company Personnel’s obligations for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Company Personnel must comply, both in letter and spirit, with all applicable laws, rules, regulations, standards, policies, and procedures in the cities, states, and countries in which the Company operates. Company Personnel are not expected to know the details of all applicable laws, rules, regulations, standards, policies, and procedures but need to know enough to determine when to seek advice from appropriate personnel. Company Personnel who have questions about applicable laws, rules, regulations, standards, policies, and procedures should contact the General Counsel. To the extent that provisions of local law are more restrictive than this Code, Company Personnel are to follow the more restrictive provisions. To the extent any provision of this Code is expressly prohibited by the laws of a particular jurisdiction in which the Company does business, the laws of that

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jurisdiction will prevail within that jurisdiction. The most current version of this Code can be found at www.skyebioscience.com.

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